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                                                                     Exhibit B 2

                               AMENDMENT TO THE

                                    BY-LAWS

                                      OF

                                UAM FUNDS, INC.


On December 14, 2000, the Board of Directors of UAM Funds, Inc. approved the following revisions to the By-Laws:

The existing Article II, Section 2 is hereby deleted in its entirety and replaced with the following:

     Article II, Section 2:  Annual Meetings.   Annual Meetings of Stockholders
     will not be held unless an election of directors is required to be acted on by Stockholders under the Investment Company Act


The existing Article VI, Sections 1 through 3 is hereby deleted in their entirety.